U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Smith                                Jack                 A.
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   (Last)                           (First)             (Middle)

5900 LAKE ELLENOR DRIVE
P.O. BOX 593330
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                                    (Street)

ORLANDO                         FLORIDA                 32859-3330
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

DARDEN RESTAURANTS, INC.  (DRI)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

02/25/2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Secutities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                                       Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                          2.           Execution    Code         ------------------------------  Reported       (D) or    Indirect
1.                        Transaction  Date, if     (Instr. 8)                  (A)              Transaction(s) Indirect  Beneficial
Title of Security         Date         any (Month/  ------------     Amount     or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)   Day/Year)    Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
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

Common Stock                                                                                     33,764         D
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                                           deriv-    Form
                2.                                 5.                                                      ative     of
                Conver-                            Number of                      7.                       Secur-    Deriv-  11.
                sion                               Derivative                     Title & Amount           ities     ative   Nature
                or                                 Secutities   6.                of Underlying    8.      Bene-     Secur-  of
                Exer-                      4.      Acquired     Date              Securities       Price   ficially  ity:    In-
                cise     3.      3A.       Trans-  (A)or        Exercisable and   (Instr.3 and 4)  of      Owned     Direct  direct
                Price    Trans-  Deemed    action  Disposed     Expiration Date   ---------------  Deriv-  Following (D) or  Bene-
1.              of       action  Execution Code    of (D)       (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of        Deriv-   Date    Date, if  (Instr. (Instr.3,    ----------------          or       Secur-  Trans-    direct  Owner-
Derivative      ative    Month/  any       8)      4 and 5)     Date     Expira-          Number   ity     action(s) (I)     ship
Security        Secur-   Day/    (Month    ------  ---------    Exer-    tion             of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)      ity      Year)   Day/Year) Code V  (A)    (D)   cisable  Date     Title   Shares   5)      4)        4)      4)
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

Phantom Stock                                                                      Common                   18,428.5759
Units           1-for-1  02/25/03          A   V   100.177        (1)     (1)      Stock   100.177  $16.97  (2)         D
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
Explanation of Responses:

Note 1: The Reporting Person elected to defer all of the quarterly Director's compensation under the Darden Restaurants, Inc. Compensation Plan for Non-Employee Directors, to be paid out in Darden Restaurants, Inc. common stock upon the reporting person's termination of board service.

Note 2: Includes phantom stock units acquired pursuant to a dividend equilavent reinvestment feature of the Darden Restaurants, Inc. Compensation Plan for Non-Employee Directors.



         /s/ Paula J. Shives                                   02/27/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

        BY:  PAULA J. SHIVES, Attorney-in-fact
        for  SMITH, JACK A.
        5900 LAKE ELLENOR DRIVE
        P.O. BOX 593330
        ORLANDO, FLORIDA  32859-3330
        DARDEN RESTAURANTS, INC. (DRI)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.